Exhibit 99.1

Barrio Queen Restaurant Group Acquired by BBQ Holdings

The multi-brand restaurant company completed its largest acquisition to date with the $28 million purchase of the Phoenix-based Mexican dining and tequila concept.

Minnetonka, Minn — BBQ Holdings, Inc. the multi-brand restaurant company behind restaurant concepts such as Famous Dave’s, Granite City Food and Brewery, Real Urban BBQ, Village Inn, Bakers Square and Tahoe Joe’s Famous Steakhouse, completed the acquisition of Barrio Queen, the Phoenix, Arizona-based Mexican fine-dining restaurant, on April 11th for $28 million. The deal is the company’s largest purchase to date and the third over the past year.

Barrio Queen was founded in 2011 and is known for its authentic fine-dining Mexican experience, vibrant atmosphere and extensive tequila offerings. The brand currently has seven restaurants in Arizona and has a lease signed for an eighth with a target opening date of Q1 2023. The company is searching for exciting space in Texas, Nashville, and Florida for expansion.

Linda Nash, co-owner of Barrio Queen with her husband Steve Rosenfield, says, “Completing the acquisition is a testament to the years of hard work and dedication the Barrio team has committed to building the brand into the multi-location restaurant concept it is today. The transition with the BBQ Holdings team was seamless, and we can’t wait to see what the future holds for the Barrio Queen brand.”

The acquisition was a strategic move for BBQ Holdings to fill a gap in the company’s portfolio of restaurant brands. Jeff Crivello, CEO of BBQ Holdings, says, “Barrio Queen has evolved into a brilliant brand. The authentic Mexican dining experience, and extensive tequila menu has built a loyal following and is truly unlike any of our other brands. We are excited to take the beloved brand that Barrio Queen’s team has built and usher it into its next phase of growth.”

Barrio Queen marks BBQ Holdings’ third acquisition in the last year, a clear sign of expansion and desired growth for the multi-brand restaurant company. Crivello says, “A major pillar of growth at BBQ Holdings is to build a diversified portfolio of food and beverage brands. Barrio Queen fits the bill perfectly and will ideally lead to a number of equally diverse acquisitions in the future.”

ABOUT BBQ HOLDINGS

BBQ Holdings, Inc., soon to be Famous Hospitality, Inc.(NASDAQ: BBQ), is a national restaurant company engaged in franchising, ownership and operation of casual, fast and fine dining restaurants. As of March 14, 2022, BBQ Holdings has multiple brands with over 100 Company-owned locations and over 200 franchised locations, including ghost kitchens operating out of the kitchen of another restaurant location or shared kitchen space. While BBQ Holdings continues to diversify its ownership in the restaurant community, it was founded with the principle of combining the “art and science” of barbecue to serve up the very best of the best to barbecue lovers everywhere. Along with a wide variety of BBQ favorites served at their BBQ restaurants, BBQ Holdings also operates Granite City Food and Brewery restaurants which offer award winning craft beer and a made-from-scratch, chef driven menu featuring contemporary American cuisine. Village Inn and Bakers Square add a legendary Family Dining element to BBQ Holdings, with these concepts specializing in breakfast and pies. Tahoe Joe’s is known for their pellet-broiler cooked and smoked infused steak. Barrio Queen is an authentic Mexican fine-dining restaurant known for its vibrant atmosphere and extensive tequila offerings. BBQ Holdings, Inc. will officially change its name to Famous Hospitality, Inc. around the end of the second quarter in 2022 to reflect its diversified and growing portfolio of famous brands.